As filed with the Securities and Exchange Commission on February 2, 2024

Registration No. 333-154977

Registration No. 333-193845

Registration No. 333-217597

Registration No. 333-224552

Registration No. 333-269977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Lazard, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0437848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Rockefeller Plaza

New York, New York 10112

(212) 632-6000

(Address, including zip code, of Principal Executive Offices)

Lazard, Inc. 2008 Incentive Compensation Plan

Lazard, Inc. 2018 Incentive Compensation Plan

(Full titles of the plans)

Christian A. Weideman

Lazard, Inc.

30 Rockefeller Plaza New York, New York 10112

(212) 632-6000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Catherine M. Clarkin

Stephen M. Salley

Sullivan & Cromwell LLP 125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statements (as defined below) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Lazard, Inc., a Delaware corporation (the “Company”), as the successor to Lazard Ltd, a Bermuda exempted company. Effective January 1, 2024, Lazard Ltd changed its jurisdiction of incorporation from Bermuda to the State of Delaware (the “Domestication”) and changed its legal name to Lazard, Inc. Except as modified by this Amendment, this Post-Effective Amendment No. 1 pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-154977; (ii) Registration No. 333-193845; (iii) Registration No. 333-217597; (iv) Registration No. 333-224552; and (v) Registration No. 333-269977. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment No. 1 does not reflect any increase in the number of shares of the Company’s common stock, par value $0.01 per share (the “common stock”), issuable pursuant to the plans listed on the cover page hereof above the numbers previously approved and disclosed.

For the purposes of this Amendment and the Registration Statements, references to the “Company,” “Lazard,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Lazard Ltd and, as of any time after the Domestication, Lazard, Inc. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in Lazard Ltd’s registration statement on Form S-4 (the “Form S-4”), which was filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2023 (File No. 333-275510). In the Domestication, Lazard Ltd discontinued its existence as a Bermuda exempted company as provided under Sections 132G and 132H of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware. Our consolidated business, operations, assets and liabilities, as well as our principal locations (other than our registered office in Bermuda) and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of Lazard Ltd immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on the New York Stock Exchange under the ticker symbol “LAZ.” Upon effectiveness of the Domestication, the Company’s CUSIP number relating to its common stock changed to 52110M 109.

In connection with the Domestication, the outstanding Class A common shares of Lazard Ltd, par value $0.01 per share, including fractions of common shares, converted by operation of law into an equivalent number of shares (or fractions thereof) of common stock of the Company, par value $0.01 per share. The number of shares of common stock of the Company outstanding immediately after the Domestication was the same as the number of common shares of Lazard Ltd outstanding immediately prior to the Domestication. Consequently, each holder of a common share (or fraction thereof) of Lazard Ltd immediately prior to the Domestication held, immediately thereafter, a share of common stock (or fraction thereof) of the Company representing the same proportional equity interest in the Company as that shareholder held in Lazard Ltd and representing the same class of shares.

In connection with the Domestication, Lazard, Inc. has amended the (i) Lazard Ltd 2008 Incentive Compensation Plan by adopting the First Amendment to the Lazard Ltd 2008 Incentive Compensation Plan (the “2008 Plan Amendment”) and (ii) Lazard Ltd 2018 Incentive Compensation Plan by adopting the Second Amendment to the Lazard Ltd 2018 Incentive Compensation Plan (the “2018 Plan Amendment”, and together with the 2008 Plan Amendment, the “Plan Amendments”). The Plan Amendments are filed as Exhibits 10.1 and 10.2 to this Amendment, respectively, and are hereby incorporated by reference into this Amendment.

The rights of holders of the Company’s common stock are now governed by the Company’s Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in Lazard Ltd’s final prospectus relating to the Domestication, which was filed with the Commission pursuant to Rule 424(b)(3) on November 29, 2023 (the “Final Prospectus”). The Final Prospectus is part of the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The information specified in Item 1 and Item 2 of Part I of the registration statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the instructions to the registration statement on Form S-8. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRANT’S PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, the Registration Statements:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Commission on February 23, 2023;

(b)

the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September  30, 2023, as filed with the Commission on May  2, 2023, July, 31, 2023, and October 27, 2023, respectively;

(c)

the Company’s Current Reports on Form 8-K, as filed with the Commission on February  2, 2023, March  16, 2023, May  2, 2023, May  26, 2023, June  6, 2023, July  27, 2023, August  25, 2023, September  14, 2023, October  10, 2023, and February 1, 2024;

(d)	the Company’s Current Report on Form 8-K12G3, as filed with the Commission on January 2, 2024;

(e)	the Company’s Definitive Proxy Statement on Schedule 14A for the Annual General Meeting of Shareholders on April 27, 2023 and as filed with the Commission on March 22, 2023; and

(f)

the description of the Company’s common stock, included in the Final Prospectus, as filed with the Commission on November 29, 2023, under the caption “Description of Capital Stock” therein, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. The Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any its Current Reports on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment to the Registration Statements.

Item 4. Description of Securities.

See the description of the Company’s common stock included in the Final Prospectus under the caption “Description of Capital Stock” therein.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions made to a director, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court will deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our certificate of incorporation provides that no director or officer of Lazard, Inc. shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer (including with regard to any actions taken or omitted as a director or officer of Lazard Ltd, whether taken or omitted prior to the effective time of the Domestication, in connection with the discontinuance of Lazard Ltd in Bermuda or the continuance of Lazard Ltd in the State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director or officer will be subject to liability for breach of the director’s or officer’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director or officer, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s by-laws also provide that Lazard, Inc. shall indemnify and hold harmless to the fullest extent permitted by law any and all of its directors and officers, or former directors and officers, or any person who serves or served at the Company’s request as a director, officer, employee or agent of corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise. For purposes of the indemnification described in this paragraph, references to Lazard, Inc. include Lazard Ltd as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as Lazard, Inc. Lazard, Inc. will remain obligated on any indemnification obligations of Lazard Ltd arising prior to the Domestication.

We maintain directors’ and officers’ insurance policies that cover our directors and officers.

Subject to limitations imposed by Delaware law, the Company may enter into agreements that provide indemnification to the directors, officers and other persons serving at our request as a director, officer, employee or agent of another enterprise for all actions, liabilities, losses, damages or expenses incurred or suffered by the indemnified person arising out of such person’s service in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit No.	Description

3.1	Certificate of Incorporation of Lazard, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12G3, filed on January 2, 2024 (File No. 001-32492).

3.2	By-laws of Lazard, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12G3, filed on January 2, 2024 (File No. 001-32492).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12G3, filed on January 2, 2024 (File No. 001-32492).

5.1	Opinion of Sullivan & Cromwell LLP.*

10.1	First Amendment to the Lazard Ltd 2008 Incentive Compensation Plan.*

10.2	Second Amendment to the Lazard Ltd 2018 Incentive Compensation Plan.*

23.1	Consent of Independent Registered Public Accounting Fim.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Amendment).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of February, 2024.

Lazard, Inc.

By:	/s/ Peter R. Orszag
Name:	Peter R. Orszag
Title:	Chief Executive Officer

The undersigned directors and officers do hereby constitute and appoint Christian A. Weideman and Shari Soloway and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this post-effective amendment, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the 2nd day of February, 2024.

Signature	Title

/s/ Peter R. Orszag	Chief Executive Officer and Director
Peter R. Orszag	(Principle Executive Officer)

/s/ Mary Ann Betsch	Chief Financial Officer
Mary Ann Betsch	(Principal Financial Officer)

/s/ Michael Gathy	Chief Accounting Officer
Michael Gathy	(Principal Accounting Officer)

/s/ Kenneth M. Jacobs	Executive Chairman and Director
Kenneth M. Jacobs

/s/ Richard D. Parsons	Lead Independent Director
Richard D. Parsons

/s/ Ann-Kristin Achleitner	Director
Ann-Kristin Achleitner

/s/ Andrew M. Alper	Director
Andrew M. Alper

/s/ Michelle Jarrard	Director
Michelle Jarrard

/s/ Iris Knobloch	Director
Iris Knobloch

/s/ Jane L. Mendillo	Director
Jane L. Mendillo